FOR IMMEDIATE RELEASE

Contacts:

Philip Summers                              Sandra O'Keefe
VP, Corporate Marketing                     Alexander Ogilvy Public Relations
SoftLock.com Inc.                           sokeefe@aopr.com
psummers@softlock.com                       www.alexanderogilvy.com
www.softlock.com                            (212) 880-5315
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978-461-4146

       SOFTLOCK ANNOUNCES SERIES B PREFERRED STOCKHOLDERS HAVE AGREED NOT
                       TO CONVERT THEIR PREFERRED SHARES

MAYNARD, MA - November 13, 2000 - SoftLock.com, Inc. (NASDAQ: SLCK), a leader in the digital content economy, today announced that the majority of the company's Series B Preferred Stockholders have agreed in principle that they, subject to various conditions, will not convert their Series B Preferred Stock to Common Stock. Under terms of the agreement, the Series B Preferred Stockholders will not trade in the company's securities until June 1, 2001. Furthermore, the company will issue the Series B Preferred Stockholders warrants to purchase 1,825,040 shares of the company's common stock at an exercise price of $2.25 per share.

About SoftLock

SoftLock.com, Inc. (NASDAQ: SLCK), a recognized leader in the digital content economy, is defining the way digital information is securely marketed, distributed and sold online. SoftLock's dynamic network of publishers, branded partners and affiliates drives valuable digital content to a maximum audience, giving businesses the power to generate new revenue and build brand awareness. SoftLock provides the infrastructure and integrated services businesses need to sell secured premium digital content to consumers. SoftLock is based in Maynard, MA. For more information please visit www.softlock.com.

                                      # # #

SoftLock(R) is a registered trademark of SoftLock.com, Inc. eMerchandising, The SoftLock CyberSales Solution, the SoftLock Chain Reaction Channel and the
SoftLock Merchandising Network are trademarks of SoftLock.com. All other products or company names are trademarks or registered trademarks of their respective owners.

This news  release  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. SoftLock.com may experience significant fluctuations in future operating results due to a number of economic, competitive and other factors, including, among other things, the size and timing of customer orders, changes in laws, new or increased competition, delays in new products, production problems, changes in market demand, market acceptance of new products, seasonality in product purchases and availability of capital to finance intended expansion of operations. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in the Company's fillings with the Securities and Exchange Commission and are incorporated herein.